Exhibit 5.1

50 West Liberty Street Suite 510 Reno, NV 89501 775.785.5440 775.785.5441 (Fax) www.swlaw.com	ALBUQUERQUE BOISE DENVER LAS VEGAS LOS ANGELES LOS CABOS ORANGE COUNTY PHOENIX PORTLAND RENO SALT LAKE CITY SAN DIEGO SEATTLE TUCSON WASHINGTON DC

June 22, 2020

LiqTech International, Inc.

c/o LiqTech North America, Inc.

1804 Buerkle Road

White Bear Lake, MN 55110

Re:     Registration Statement

Ladies and Gentlemen:

We have acted as your special counsel in connection with the registration statement on Form S-1 and the related Prospectus (collectively, the “Registration Statement”), which is being filed with the Securities and Exchange Commission (the “Commission”) as of the date of this letter under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of (i) 1,085,000 of common stock of the Company, par value $0.001 per share (the “Common Stock”) for the resale by certain selling securityholders identified in the Registration Statement and (ii) up to 515,000 shares of the common stock of the Company issuable upon exercise of prefunded warrants to purchase common stock (the “Warrant Shares”). Capitalized terms used but not defined in this opinion letter have the meanings given to those terms in the Registration Statement.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Registration Rights Agreement dated as of May 21, 2020 (the “Registration Rights Agreement”), the Securities Purchase Agreement dated as of May 21, 2020 (the “Purchase Agreement”), the Company’s articles of incorporation, as amended, bylaws, as amended, the unanimous written consent by the Company’s board of directors (the “Board”) dated May 19, 2020, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied upon certificates made by officers of the Company. In rendering our opinion, in addition to the assumptions that are customary in opinion letters of this kind, we have assumed (i) the genuineness of signatures on the documents we have examined, (ii) the legal capacity and authority of the persons signing the documents we have examined, (iii) the truth and accuracy of all representations and warranties, and (iv) the conformity to authentic documents of all documents submitted to us as copies. We have not verified any of these assumptions.

This opinion is rendered as of the date of this letter and is limited to matters of Nevada corporate law, including applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws. We express no opinion as to the laws of any other state, the federal law of the United States, or the effect of any federal or state securities laws.

Snell & Wilmer is a member of LEX MUNDI, The Leading Association of Independent Law Firms.

LiqTech International, Inc.
June 22, 2020

Based upon and subject to the foregoing, it is our opinion that (i) the Common Stock and the Warrant Shares were duly authorized for issuance by the Company, (ii) the Common Stock are validly issued, fully paid, and nonassessable, and (iii) the Warrant Shares, when issued in accordance with the terms thereof, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the Registration Statement under the caption “Legal Matters.” In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations under such act.

Very truly yours, /s/ Snell & Wilmer L.L.P. Snell & Wilmer L.L.P.